CONSOL Coal Resources LP Announces Results for the Second Quarter 2019

CANONSBURG, PA - August 6, 2019 - CONSOL Coal Resources LP (NYSE: CCR) today reported financial and operating results for the quarter ended June 30, 2019.

Second Quarter 2019 Results Include:

•	Cash distribution of $0.5125 per unit;

•	Net income of $14.4 million;

•	Adjusted EBITDA[1] of $27.6 million;

•	Distribution coverage ratio[1] of 1.2x;

•	Net leverage ratio[1] of 1.6x; and

•	Increased 2020 contracted coal sales volume to 80%.

Management Comments

"While commodity markets have been under pressure since the beginning of 2019, I am pleased to announce that the CCR team continues to deliver strong operating and financial performance," said Jimmy Brock, Chief Executive Officer of CONSOL Coal Resources GP LLC, the general partner of the Partnership. "Our results for the first half of 2019 demonstrate the effectiveness of our strategy, which is based on a stable customer base, consistent operations and financial sustainability. For the second quarter, on the marketing front, even while PJM West power prices and prompt export thermal coal prices declined more than 25% compared to the year-ago period, we were less affected due to our contracted portfolio position and solid customer base. On the operational front, we had another robust production quarter providing consistent shipments to our customers. On the financial front, we generated a distribution coverage ratio of 1.2x and continued to provide an attractive distribution yield to our unitholders."

"On the safety front, the Pennsylvania Mining Complex (PAMC) employees improved their safety performance, as measured by number of incidents, by 30% compared to the same period in 2018. The central preparation plant continued its strong safety performance with an incident-free quarter."

Sales & Marketing

Our marketing team shipped 1.8 million tons of coal during the second quarter of 2019 at an average revenue per ton of $47.53, compared to 2.0 million tons at an average revenue per ton of $47.34 in the year-ago period. Despite the ongoing headwinds across the coal space due to softening export fundamentals, low natural gas prices, and a decline in weather-driven demand, demand for our coal remained robust. Average revenue per ton benefited from an increase in prices that we receive for our export coal. This was partially offset by a decline in average revenue per ton on our power price-linked netback contracts as around-the-clock PJM West power prices averaged approximately 27% lower compared to the year-ago period. This stability in our average revenue per ton compared to the year-ago period, despite declining PJM West power prices, lower spot prices for export coal and lower domestic natural gas prices, is a testament to our differentiated contracting strategy, strong customer base and world-class assets.

During the quarter, we were successful in securing additional contracts for 2020 and 2021 coal sales bringing our contracted positions to 80% and 34%, respectively, assuming a 6.75 million ton annual run rate. During the second quarter, one of our longwalls also transitioned to a lower sulfur region of the mine plan at PAMC. We believe this will provide us with additional quality improvements that should help to increase the domestic and export marketability of the PAMC product, including access to newer markets.

According to the U.S. Energy Information Administration, inventories at domestic utilities stood at approximately 115 million tons at the end of May, down by more than 10% from year-ago levels. While low natural gas and power prices weighed on broader coal demand, we continued to ship all we could produce during the second quarter, highlighting the quality and resilience of our customer base. Looking forward, as mines and railroads return from their annual maintenance shutdown period, we expect demand for our domestic contracted tonnage to remain steady. With summer weather now upon most of the nation and the National Oceanic and Atmospheric Administration predicting warmer-than-normal conditions through the fall across the coasts, we expect that cooling demand will help support electricity demand, which will continue to keep coal stockpiles at relatively low levels.

On the export front, API2 spot prices for export thermal coal declined by approximately 44% during the first six months of 2019. Our revenues were largely unaffected due to our previously disclosed export contract, which runs through December 2020 and has fixed volumes with collared prices, that nets us a floor price per ton above $45.52. While spot export prices remain depressed, we continue to see strong demand from Asia. As mentioned in our previous release, approximately 111 GW of new coal-fired capacity is under construction globally for commissioning between 2019-2024. Furthermore, an additional 300 GW of new coal-fired capacity is in the planning stages. We believe this bodes well for sea-borne thermal coal demand, particularly for high-Btu NAPP coal, and we will remain opportunistic in our contracting strategy to maintain a stable earnings profile at PAMC for our shareholders.

Operations Summary

CCR achieved a second quarter production of 1.8 million tons, which compares to 1.9 million tons in the second quarter of 2018. The decline in coal production was due to the impact of an additional longwall move in 2Q19 and slower start-up of the longwall after the move. At our Harvey mine, we set a new quarterly production record of 384 thousand tons.

Total costs during the second quarter were $75.3 million compared to $78.7 million in the year-ago quarter. Average cash cost of coal sold per ton1 was $31.07 compared to $26.99 in the year-ago quarter. The impairment to cost per ton was largely driven by lower fixed cost leverage, higher mine maintenance cost and project expense. Since the fourth quarter of 2017, we have seen inflation in the cost of supplies that contain steel and other commodities. However, with steel prices declining, we expect to see some relief as some of our supply contracts reset. We have been successful in managing these cost pressures and keeping our overall cost increases within our annual guidance range.

		Three Months Ended
		June 30, 2019	June 30, 2018
Coal Production	million tons	1.8	1.9
Coal Sales	million tons	1.8	2.0
Average Revenue Per Ton	per ton	$47.53	$47.34
Average Cash Cost of Coal Sold[1]	per ton	$31.07	$26.99
Average Cash Margin Per Ton Sold[1]	per ton	$16.46	$20.35

Quarterly Distribution and End of Subordination Period

During the second quarter of 2019, CCR generated net cash provided by operating activities of $21.9 million and distributable cash flow1 of $16.8 million, yielding a distribution coverage ratio1 of 1.2x. During the quarter, our net cash provided by operating activities was impacted by lower net income and an increase in working capital. Our distribution coverage ratio calculation is based on estimated maintenance capital expenditures of $9.0 million, while our actual cash maintenance capital expenditures for the second quarter were $10.0 million. Based on our current outlook for the coal markets and a year-to-date distribution coverage ratio1 of 1.2x, the board of directors of the general partner has elected to pay a cash distribution of $0.5125 per unit to all limited partner unitholders and the holder of the general partner interest. As previously announced on July 25, 2019, the distribution to all unitholders of the Partnership will be made on August 15, 2019, to such holders of record at the close of business on August 8, 2019. We also announced that upon payment of the second-quarter distribution, the financial tests required for conversion of all of the CCR subordinated units, which are owned by CONSOL Energy, Inc., will have been met. Accordingly, the subordinated units will convert into common units on a one-for-one basis effective August 16, 2019, the first business day following the payment of the second-quarter distribution.

2019 Guidance and Outlook

Based on our year-to-date results, current contracted position, estimated prices and production plans, please find below our financial and operating performance guidance for 2019.

•	Coal sales volumes - 6.70-6.95 million tons

•	Average revenue per ton - $47-$48

•	Average cash cost of coal sold per ton[2] - $30.40-$31.40

•	Adjusted EBITDA[2] - $95-$103 million

•	Capital expenditures - $34-$38 million

Second Quarter Earnings Conference Call

A joint conference call and webcast with CONSOL Energy Inc., during which management will discuss the second quarter 2019 financial and operational results, is scheduled for August 6, 2019 at 11:00 AM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.ccrlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-888-348-6419

Participant international dial in        1-412-902-4235

Availability of Additional Information

Please refer to our website www.ccrlp.com for additional information regarding this company. Prior to the earnings conference call, we will make available additional information in a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website, www.ccrlp.com. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC), reporting our results for the quarter and six months ended June 30, 2019. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1 "adjusted EBITDA", "distribution coverage ratio", "distributable cash flow", "average cash cost of coal sold per ton", "average cash margin per ton sold" and "net leverage ratio" are non-GAAP financial measures, which are reconciled to the most directly comparable GAAP financial measures immediately below the caption "Reconciliation of Non-GAAP Financial Measures".
2 CCR is unable to provide a reconciliation of adjusted EBITDA guidance to net income or average cash cost of coal sold per ton guidance to total costs, the most comparable financial measures calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Coal Resources LP

CONSOL Coal Resources LP (NYSE:CCR) is a master limited partnership formed in 2015 to manage and further develop all of CONSOL Energy Inc.’s (NYSE:CEIX) active coal operations in Pennsylvania. CCR’s assets include a 25% undivided interest in, and operational control over, the Pennsylvania Mining Complex, which consists of three underground mines - Bailey, Enlow Fork and Harvey - and related infrastructure. For its ownership interest, CCR has an effective annual production capacity of 7.1 million tons of high-Btu North Appalachian thermal and crossover metallurgical coal. More information is available on our website www.ccrlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 416-8335
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 416-8291
zacherysmith@consolenergy.com

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended June 30,
	2019	2018
Total Costs	$75,260	$78,681
Freight Expense	(964)	(4,361)
Selling, General and Administrative Expenses	(2,953)	(3,341)
Interest Expense, Net	(1,557)	(1,784)
Other Costs (Non-Production)	(907)	(4,239)
Depreciation, Depletion and Amortization (Non-Production)	(509)	(543)
Cost of Coal Sold	$68,370	$64,413
Depreciation, Depletion and Amortization (Production)	(10,827)	(11,353)
Cash Cost of Coal Sold	$57,543	$53,060

We define average cash margin per ton as average coal revenue per ton, net of average cash cost of coal per ton sold. The GAAP measure most directly comparable to average cash margin per ton is total coal revenue.

The following table presents a reconciliation of average cash margin per ton sold to coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended June 30,
	2019	2018
Total Coal Revenue	$87,655	$92,674
Operating and Other Costs	58,450	57,299
Less: Other Costs (Non-Production)	(907)	(4,239)
Cash Cost of Coal Sold	57,543	53,060
Add: Depreciation, Depletion and Amortization	11,336	11,896
Less: Depreciation, Depletion and Amortization (Non-Production)	(509)	(543)
Cost of Coal Sold	$68,370	$64,413
Total Tons Sold	1,844	1,958
Average Revenue Per Ton Sold	$47.53	$47.34
Average Cash Cost Per Ton Sold	31.07	26.99
Add: Depreciation, Depletion and Amortization Costs Per Ton Sold	6.00	5.91
Average Cost Per Ton Sold	37.07	32.90
Average Margin Per Ton Sold	10.46	14.44
Add: Total Depreciation, Depletion and Amortization Costs Per Ton Sold	6.00	5.91
Average Cash Margin Per Ton Sold	$16.46	$20.35

We define adjusted EBITDA as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards including phantom units under the CONSOL Coal Resources LP 2015 Long-Term Incentive Plan ("unit-based compensation"). The GAAP measure most directly comparable to adjusted EBITDA is net income.

We define distributable cash flow as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as unit-based compensation, less net cash interest paid and estimated maintenance capital expenditures, which is defined as those forecasted average capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets. These estimated capital expenditures do not reflect the actual cash capital expenditures incurred in the period presented. Distributable cash flow will not reflect changes in working capital balances. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities. We define distribution coverage ratio as a ratio of the distributable cash flow to the distributions, which is the $0.5125 per quarter distribution for all limited partner units, including common and subordinated units, issued for the periods presented.

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated. The table also presents a reconciliation of distributable cash flow to net income and operating cash flows, the most directly comparable GAAP financial measures, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended June 30,
	2019	2018
Net Income	$14,387	$19,376
Plus:
Interest Expense	1,557	1,784
Depreciation, Depletion and Amortization	11,336	11,896
Unit-Based Compensation	341	508
Adjusted EBITDA	$27,621	$33,564
Less:
Cash Interest	1,815	2,130
Estimated Maintenance Capital Expenditures	9,028	9,085
Distributable Cash Flow	$16,778	$22,349

Net Cash Provided by Operating Activities	$21,860	$48,949
Plus:
Interest Expense	1,557	1,784
Other, Including Working Capital	4,204	(17,169)
Adjusted EBITDA	$27,621	$33,564
Less:
Cash Interest	1,815	2,130
Estimated Maintenance Capital Expenditures	9,028	9,085
Distributable Cash Flow	$16,778	$22,349
Distributions	$14,404	$14,348
Distribution Coverage	1.2	1.6

We define net leverage ratio as the ratio of net debt to last twelve month (LTM) earnings before interest expense, depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance and capitalized interest.

The following table presents a reconciliation of the net leverage ratio to net income, the most directly comparable GAAP financial measure on a historical basis for the period indicated (in thousands).

Twelve Months Ended
June 30, 2019
Net Income	$54,840
Plus:
Interest Expense, Net	5,840
Depreciation, Depletion and Amortization	44,585
Unit-Based Compensation	1,713
Non-Cash Expense, Net of Cash Payments for Legacy Employee Liabilities	1,385
Other Adjustments to Net Income	1,984
EBITDA Per Affiliated Company Credit Agreement	$110,347

Borrowings under Affiliated Company Credit Agreement	$165,000
Finance Leases	6,691
Total Debt	171,691
Less:
Cash on Hand	460
Net Debt Per Affiliated Company Credit Agreement	$171,231

Net Leverage Ratio (Net Debt/EBITDA)	1.6

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CCR disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.